Exhibit 2.4

The Companies Law (2020 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [●] between Immatics Merger Sub 2 (the “Surviving Company”) and ARYA Sciences Acquisition Corp. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2020 Revision) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the board of directors of the Merging Company and the sole director of the Surviving Company deem it desirable and in the best interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of:

3.1	the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; and

3.2	the Merging Company is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below):

4.1	the share capital of the Surviving Company will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each; and

4.2

the share capital of the Merging Company will be US$50,000 divided into 479,000,000 Class A Ordinary Shares of US$0.0001 each, 20,000,000 Class B Ordinary Shares of US$0.0001 and 1,000,000 preference Shares of US$0.0001 each.

5

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies in accordance with section 233(13) of the Statute (the “Effective Date”).

6	Upon the Effective Date (but not before):

6.1

the rights, property, business, undertaking, goodwill, benefits, immunities and privileges of the Merging Company shall vest in the Surviving Company in accordance with section 236(1)(b) of the Statute; and

6.2

the Surviving Company shall become liable for and subject, in the same manner as the Merging Company, to all mortgages, charges and security interests, and all contracts, obligations, claims, debts and liabilities of the Merging Company in accordance with section 236(1)(c) of the Statute.

7

Upon the effective Date, and pursuant to section 233(5) of the Statute, each Class A Ordinary Share of par value US$0.0001 per share issued in the share capital of the Merging Company shall, without any action on the part of any party or any other person, be cancelled and extinguished and converted into one ordinary share of US$0.0001 par value per share issued in the share capital of the Surviving Company.

8

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 1 hereto.

9

The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger in the form annexed at Annexure 2 hereto shall be its memorandum and articles of association after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company consequent upon the Merger.

11

The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The name and address of the sole director of the surviving company is: Jordan Z. Silverstein of 200 E 21st Street, Apartment 6C, New York, New York, 10010, United States of America.

13	This Plan of Merger has been authorised by:

13.1	the sole shareholder of the Surviving Company pursuant to section 233(6) of the Statute;

13.2	the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute;

13.3	the sole director of the Surviving Company pursuant to section 233(3) of the Statute; and

13.4	the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

14	At any time prior to the Effective Date, this Plan of Merger may be:

14.1	terminated by the sole director of the Surviving Company and the board of directors of the Merging Company;

14.2	amended by the sole director of the Surviving Company and the board of directors of the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the sole director of the Surviving Company and the board of directors of the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the sole director of the Surviving Company and the board of directors of the Merging Company.

15	This Plan of Merger may be executed in counterparts.

16	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

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In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Immatics Merger Sub 2	)
By:	)	Name: Jordan Z. Silverstein
	)	Title: Director

SIGNED by	)
ARYA Sciences Acquisition Corp.	)
By:	)	Name:
	)	Title: Director

Annexure 1

Memorandum and Articles of Association of the Surviving Company